EXHIBIT 10.16

EXECUTIVE SALARIES AND BONUSES

    On December 13, 2007, the Compensation Committee of our Board of Directors increased the annual salary of our named executive officers, in accordance with the terms and conditions of the respective employment agreements previously filed by us, as follows:

C. Taylor Pickett	$549,500
Daniel J. Booth	$338,500
Robert O. Stephenson	$272,000
R. Lee Crabill	$262,500
Michael D. Ritz	$181,500

Also, the Compensation Committee approved 2007 cash bonus payments to executive officers in the amounts set forth below opposite the name of such officer:

C. Taylor Pickett	$663,125
Daniel J. Booth	$244,875
Robert O. Stephenson	$157,620
R. Lee Crabill	$136,840
Michael D. Ritz	$61,250